Exhibit 3.38

FTI INVESTIGATIONS, LLC OPERATING AGREEMENT

THIS OPERATING AGREEMENT (this “Agreement”) of FTI INVESTIGATIONS, LLC, a Maryland limited liability company (the “Company”), is made and entered into as of November 9, 2005, by the person set forth on Schedule A attached hereto and made a part hereof (the “Member”).

RECITALS

WHEREAS, the Company is a limited liability company that was formed as a limited liability company under the Maryland Limited Liability Company Act, MD. CORPS. & ASS’NS CODE ANN., §4A-101 et seq. (the “Act”) pursuant to articles of organization filed on November 9, 2005.

PROVISIONS

The Member desires to enter into this Agreement to establish the manner in which the business and affairs of the Company shall be managed, and hereby agrees as follows:

NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the Member agrees as follows:

Section 1. Name. The name of the limited liability company is FTI INVESTIGATIONS, LLC.

Section 2. Purpose. The purpose for which the Company is formed and the business and objects to be carried on and promoted by it are to engage in any lawful act or activity which may be carried on by a limited liability company under the Act.

Section 3. Principal Office. The address of the principal office of the Company in the State of Maryland is as set forth in the Company’s articles of organization.

Section 4. Resident Agent. The name and address of the resident agent of the Company for service of process on the Company in the State of Maryland are as set forth in the Company’s articles of organization.

Section 5. Member. The name and the business and mailing address of the Member are set forth on Schedule A.

Section 6. Powers. In addition to the authority of the Member, the authority to manage, control and operate the Company shall also be vested collectively in the individuals, who need not be Members, elected by the Member as managers of the Company (the “Managers”). All powers of the Company may be exercised by or under the authority of the Managers acting collectively, and not individually (the “Board of Managers”). Unless otherwise provided herein, all decisions to be made by and all actions to be taken by the Board of Managers shall require the consent of a majority of the Managers. The Board of Managers shall have full and exclusive right, power and authority to manage the affairs of the Company and make all decisions with respect thereto, except for those matters expressly reserved to the Member by this Agreement or the Act.

The initial number of Managers shall be three, which number may be increased or decreased by the Member. Jack B. Dunn. IV, Theodore I. Pincus and Dianne R. Sagner are each hereby designated as a Manager.

Section 7. Officers. The Board of Managers shall appoint or elect officers of the Company (“Officers”) for the purpose of managing the daily operations of the Company. The Officers shall have the powers and authority to act for the Company as a corresponding officer of a Maryland corporation would have to act for a Maryland corporation unless otherwise designated by resolution by the Board of Managers. The names of the initial Officers serving the Company and the capacities in which they shall serve are as follows:

Name Office

Jack B. Dunn, IV President

Dominic DiNapoli Vice President

Theodore I. Pincus Chief Financial Officer and Treasurer

Dianne R. Sagner Secretary

Cheryl Meeks Assistant Secretary

Section 8. Dissolution. The Company shall be dissolved upon the election by the Member to dissolve and terminate the Company.

Section 9. Capital Contributions. The Member shall have the percentage interests set forth on such Schedule A. The Member is not required to make any additional capital contribution to the Company.

Section 10. Profits and Losses; Distributions. All profits and losses of the Company shall be allocated to the Member and all cash which the Board of Managers determines is available for distribution shall be distributed to the Member.

Section 11. Liability of the Member and Managers. To the fullest extent permitted by law, the Member and the Managers shall not have any liability for the obligations or liabilities of the Company.

Section 12. Indemnification.

12.1 Claims. The Company, or its receiver or trustee, shall pay all judgments and valid claims asserted by anyone (a “Claimant”) against it, and shall indemnify and save

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